SPONSOR AGREEMENT
                          TOUCHSTONE ADVISORS, INC. AND
                        TOUCHSTONE VARIABLE SERIES TRUST
               (FORMERLY SELECT ADVISORS VARIABLE INSURANCE TRUST)

                                 AMENDMENT NO. 3

         AMENDMENT dated as of May 1, 1999, between TOUCHSTONE VARIABLE SERIES TRUST (formerly Select Advisors Variable Insurance Trust ), a Massachusetts business trust (the "Trust") and TOUCHSTONE ADVISORS, INC., an Ohio corporation ("Touchstone").

         WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Trust has engaged Touchstone to provide certain management services with respect to each series of the Trust (each a "Fund") pursuant to the Sponsor Agreement dated as of September 9, 1994, as amended (the "Agreement") between the Trust and Touchstone; and

         WHEREAS, the Trust and Touchstone wish to amend the Agreement to correct the clerical errors in paragraph (A) of Amendment No. 2 to the Agreement dated as of January 1, 1999;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as set forth in the Agreement and herein, acting pursuant to Section 9 of the Agreement, the Trust and Touchstone hereby amend the Agreement as follows:

         (A) Section 4 of the Agreement shall read as follows:

                      4. Operating Expense Waivers or Reimbursement.

                      a) Touchstone shall waive all or a portion of its fee
                  pursuant to this Sponsor Agreement and/or reimburse a portion of the operating expenses (including amortization of organization expense, but excluding interest, taxes, brokerage commissions and other portfolio transaction expenses, capital expenditures and extraordinary expenses) ("Expenses") of each Fund of the Trust such that after such reimbursement the aggregate Expenses of each such Fund of the Trust shall be equal on an annual basis to the following percentages of the average daily net assets of the Fund for the Fund's then-current fiscal year:

                        Touchstone Emerging Growth Fund         1.15%
                        Touchstone International Equity Fund    1.25%
                        Touchstone Income Opportunity Fund      0.85%
                        Touchstone Value Plus Fund              1.15%
                        Touchstone Growth & Income Fund         0.85%
                        Touchstone Balanced Fund                0.90%
                        Touchstone Bond Fund                    0.75%
                        Touchstone Standby Income Fund          0.50%

                       Touchstone's obligations in this Section 5 may be
                  terminated, with respect to any Fund, by Touchstone as of the end of any calendar quarter after December 31, 1999, upon at least 30 days prior written notice to the Trust (an "Expense Cap Termination").

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of May 1, 1999. The undersigned has executed this Agreement not individually, but as an officer under the Trust's Declaration of Trust, and the obligations of this Amendment are not binding upon the Trust's Trustees, its officers, or investors in the Funds individually, but bind only the Trust estate.

TOUCHSTONE ADVISORS, INC.             TOUCHSTONE VARIABLE SERIES TRUST

By: _____________________             By:
                                           Jill T. McGruder
Name: ___________________                  President and Chief Executive Officer

Title: __________________

639976.01

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